Exhibit 99.1

Caesars Provides Business Update Related to COVID-19 Impact

LAS VEGAS (April 2, 2020)—The ongoing COVID-19 public health emergency has prompted the temporary shutdown of Caesars Entertainment Corporation’s (“Caesars”, “Caesars Entertainment” or the “Company”) (NASDAQ:CZR) properties consistent with government or tribe-mandated directives around the world.

Given the uncertain duration of the property closures throughout the network, Caesars is temporarily moving to the minimum workforce needed to maintain basic operations. The Company furloughed employees as its properties were ordered closed. The furloughs are expected to impact approximately 90% of employees at its domestic, owned properties as well as its corporate staff. Those individuals who are furloughed remain employees of the Company throughout the furlough period.

“Given the closure of our properties, we are taking difficult but necessary steps to protect the company’s financial position and its ability to recover when circumstances allow us to reopen and begin welcoming our guests and employees back to our properties,” said Tony Rodio, Chief Executive Officer of Caesars Entertainment. “The Company entered this crisis with strong operating performance, which, combined with the steps we are taking now, are critical to the future of our company.”

As part of its efforts, Caesars is taking steps to support its team members through the effects of these difficult actions. The Company is paying furloughed employees for the first two weeks of the closure period and those employees can use their available paid time off after that. For furloughed employees enrolled in the Caesars health benefit plans, the Company is paying 100 percent of health insurance premiums through June 30, or their return to work, whichever comes sooner.

Further updates on the Company’s response to COVID-19 can be found at: https://www.caesars.com/corporate/coronavirus-guest-information.

# # #

About Caesars Entertainment

Caesars Entertainment is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.

Forward-Looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts and by the use of words such as “expect” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance and results of the Company may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: future actions, new projects, strategies, future performance, the outcomes of contingencies, future financial results of the Company, and uncertainties related to COVID-19 and the impact of the Company’s responses to it; and other factors described from time to time in our reports filed with the SEC.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as required by law.

For More Information:

Media:

Richard Broome

Executive Vice President Communications & Government Relations

Rbroome@caesars.com

Investors:

Joyce Arpin

Senior Vice President Finance & Treasure

jthomas@caesars.com